Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Olive Marketing Director 617-431-9374 colive@techtarget.com

TechTarget Announces New Chief Financial Officer

Jeff Wakely Brings 25 Years of Strong Financial, Operational and Compliance Expertise

Newton, MA – May 6, 2010 – Technology media company TechTarget, Inc. (NASDAQ: TTGT) today announced the appointment of Jeff Wakely as Chief Financial Officer and Treasurer for the Company. In this role, Wakely will have overall leadership responsibility for the strategy and operations for all of the Company’s finance and control functions. He will assume his new role on June 7.

“We are excited to have Jeff join our executive team,” said Greg Strakosch, TechTarget Chairman and CEO. “His knowledge of the technology industry, plus his experience in fast growth environments combined with his broad-ranging financial and compliance expertise will be instrumental as we drive towards TechTarget’s long-term growth objectives”.

Wakely is currently the Chief Accounting Officer, Vice President of Finance and Assistant Treasurer at NetScout Systems, Inc. (NASDAQ: NTCT), an industry leader in network management. When Wakely joined NetScout in 2005, the company had less than $100 million in revenue. For the fiscal year ended March 31, 2010, the company’s revenues were $260 million. His prior experience includes several positions as CFO, VP of Finance and Corporate Controller at both privately-held and publicly traded technology companies. He started his career in the Boston office of Deloitte & Touche LLP. Wakely received his Bachelors degree in Accountancy from Wake Forest University and is a Certified Public Accountant.

About TechTarget
TechTarget (http://www.techtarget.com), a leading online technology media company, gives technology providers ROI-focused marketing programs to generate leads, shorten sales cycles, and grow revenues.  With its network of more than 80 technology-specific websites and more than 8.5 million registered members, TechTarget is a primary Web destination for technology professionals researching products to purchase.  The company is also a leading provider of independent, peer and vendor content, a leading distributor of white papers, and a leading producer of webcasts, podcasts, videos and virtual trade shows for the technology market.  Its websites are complemented by numerous invitation-only events.  TechTarget provides proven lead generation and branding programs to top advertisers including Cisco, Dell, EMC, HP, IBM, Intel, Microsoft, SAP and Symantec.

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